October 9, 1996



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

RE:      PHH CORPORATION (REGISTRATION NO.  33-63627)

Gentlemen:

On behalf of PHH Corporation and pursuant to Rule 424 (b) (3) under the Securities Act of 1933 as amended, we are transmitting herewith for filing one copy of the Pricing Supplement dated October 9, 1996 to the Prospectus Supplement and Prospectus dated November 8, 1995 of PHH Corporation.


                                                     Very Truly Yours

                                                     Mark E. Johnson
                                                     Assistant Treasurer

Pricing Supplement Dated October 9, 1996                       Rule 424 (b) (3)
(To Prospectus dated November 8, 1995 and                      File No. 33-63627
 Prospectus Supplement dated November 8, 1995)

                                PHH CORPORATION
                               Medium-Term Notes

-------------------------------------------------------------------------------------------------
Principal Amount:              $100,000,000          Trade date:         October 8, 1996
Currency or Currency  Unit:    U.S. Dollars          Original Issue Date:     October 11, 1996
Issue Price:                   99.99%                Agent's Discount or Commission:    See Below
Net Proceeds to Issuer:        $99,990,000           Agent (s): Goldman, Sachs & Co
Maturity Date:                 October 14, 1997      CUSIP Number:       69332H DR 4
-------------------------------------------------------------------------------------------------

Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:  [ ]  Commercial Paper Rate (30 day H.15, MMY)   [ ] CD Rate
                     [ ]  Federal Funds Effective Rate
                     [ ]  LIBOR  [ ] Treasury Rate [X] Prime Rate [ ] Other
                          ( ) Reuters Page:                       (see attached)
                                             ------------------
                          ( ) Telerate Page:
                                             -------------------
Spread:                    minus 2.81%

Initial Interest Rate:     5.44%

Interest Reset Dates:      Each Business Day to but excluding the Maturity Date

Interest Determination Date:  One Business Day prior to Interest Reset Date

Interest Payment Dates:    January 14, 1997, April 14, 1997, July 14, 1997, and
                           October 14, 1997

Index Maturity:            N/A

Day Count Convention:      [X] Actual/360    [ ] Actual/Actual   [ ] 30/360

Option to Receive Payments in Specified Currency:    [ ] Yes      [ ] No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ]  The Notes may be redeemed prior to maturity.
              Initial Redemption Date:
              Initial Redemption Price:       %
              Annual Redemption Price Reduction:              % until Redemption
                                                --------------
     Price is 100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
              Repayment Date:
              Repayment Price:      %

Discount Note:    [ ]  Yes        [X]  No
              Total Amount of OID:
              Yield to Maturity:
              Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ]  The  Agent  proposes  to offer the Notes at a fixed initial public
offering price of                   % of Principal Amount.
                   ------------------

If as Agent:
         The Notes are being offered at a fixed initial public offering price of
                  % of Principal Amount.
------------------

Other Terms: